Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
November 17, 2004	Susan Knight, Chief Financial Officer (952) 937-4000 Paul Runice, Treasurer (952) 937-4003

MTS Reports Fiscal 2004 EPS of $1.35 on Strong Fourth Quarter Results

Eden Prairie, Minn., November 17, 2004 – MTS Systems Corporation (NASDAQ: MTSC) today reported net income of $8.2 million, or $0.40 per diluted share, for its fourth quarter ended October 2, 2004, a 61 percent increase compared to net income of $5.1 million, or $0.24 per diluted share, for the fourth quarter of fiscal 2003, on higher revenue. For fiscal 2004, net income was $29.0 million, or $1.35 per diluted share, an increase of 43 percent compared to net income of $20.3 million, or $0.95 per diluted share, for fiscal 2003.

“MTS delivered excellent orders, revenue and earnings growth for the quarter, beyond our earlier expectations,” said Sidney W. Emery, Jr., Chairman and CEO. “The Test segment experienced strong demand for aftermarket products, which have relatively high margins and short delivery cycles. Large project performance in Test and a continued positive trend in the Sensors business also contributed favorably to the fourth quarter results.”

“The fourth quarter capped an exceptional year for MTS,” said Emery. “While business grew profitably in both segments, we increased backlog, launched an array of multi-year initiatives to increase market share, raised the dividend, and aggressively repurchased shares. Based on our strong backlog position and improved market expectations for both the Test and Industrial segments, our fiscal 2005 outlook is $395-$405 million in revenue and earnings per share in the $1.48-$1.53 range. The EPS range excludes any potential impact of an accounting change to expense stock options.”

Fourth quarter orders were higher than expected at $95.1 million, an increase of 32 percent compared to $72.1 million for the fourth quarter of fiscal 2003, reflecting increased volume in both the Test and Industrial segments across all geographies. Fiscal 2004 orders were $409.5 million, an increase of 26 percent from orders of $324.2 million for fiscal 2003, partially the result of two multi-year international contracts totaling in excess of $48 million, booked in the first quarter. Excluding these two contracts, orders for fiscal 2004 increased 12 percent. Backlog decreased 2 percent in the quarter, from $204 million to $199 million. This compares to backlog of $159 million at year-end fiscal 2003.

Revenue exceeded the Company’s expectations for the fourth quarter at $102.6 million, an increase of 23 percent compared to revenue of $83.1 million for the fourth quarter of fiscal 2003. This increase included approximately $4 million of favorable currency translation. Fiscal 2004 revenue was $367.0 million, an increase of 8 percent compared to revenue of $340.1 million for fiscal 2003, primarily due to higher orders, an increase in aftermarket product volume, and approximately $17 million of favorable currency translation, partially offset by lower beginning backlog.

Fourth quarter income from operations was $14.5 million, an increase of 67 percent compared to $8.7 million for the fourth quarter of fiscal 2003, primarily driven by increased volume and high-margin product mix in both segments. Fourth quarter fully diluted earnings per share was $0.40 compared to fully diluted earnings per share of $0.24 for the fourth quarter of fiscal 2003, an increase of 67 percent.

MTS News Release

Fiscal 2004 income from operations was $45.2 million, an increase of 37 percent compared to $33.1 million for fiscal 2003, primarily due to increased volume and high-margin product mix. Fiscal 2004 fully diluted earnings per share was $1.35, an increase of 42 percent compared to $0.95 for fiscal 2003.

Cash, cash equivalents and short-term investments at year-end fiscal 2004 totaled $129 million, compared to $133 million at year-end fiscal 2003. The Company reduced total debt outstanding by $7.0 million and repurchased $44.3 million in stock during fiscal 2004.

Segment Results

Test Segment:

Orders for the Test segment were $78.0 million for the fourth quarter of fiscal 2004, an increase of 35 percent compared to orders of $57.9 million for the fourth quarter of fiscal 2003, driven by increased volume, particularly in Europe and Asia. Backlog decreased 4 percent in the quarter, from $196 million to $189 million. Fourth quarter revenue was $87.4 million, an increase of 24 percent compared to $70.6 million for the fourth quarter of fiscal 2003, primarily due to large project performance, increased aftermarket business and approximately $3 million of favorable currency translation. Fourth quarter gross profit as a percent of revenue was 40.8 percent, an increase of 4.5 percentage points compared to 36.3 percent for the fourth quarter of fiscal 2003, due to product mix. The segment reported $12.2 million in income from operations, an increase of 67 percent compared to $7.3 million for the fourth quarter of fiscal 2003.

Orders for fiscal 2004 were $352.0 million, an increase of 28 percent from fiscal 2003 orders of $274.6 million. Backlog increased to $189 million from $150 million at the end of fiscal 2003. Revenue for fiscal 2004 increased 6 percent to $310.4 million, compared to $292.0 million for fiscal 2003. The gross margin rate increased 3.4 percentage points to 38.8 percent for fiscal 2004, compared to 35.4 percent for fiscal 2003, primarily due to product mix. Income from operations for fiscal 2004 increased 31 percent to $38.1 million, compared to $29.1 million for fiscal 2003, due to stronger revenue and a higher margin rate.

Industrial Segment:

Orders for the Industrial segment were $17.1 million for the fourth quarter, an increase of 20 percent compared to orders of $14.2 million for the fourth quarter of fiscal 2003. This increase reflects higher demand in the Sensors business worldwide. Backlog increased 25 percent in the quarter, from $8 million to $10 million. Revenue was $15.2 million for the fourth quarter, an increase of 22 percent compared to revenue of $12.5 million for the fourth quarter of fiscal 2003, driven by increased volume in the Sensors business. Gross profit as a percent of revenue was 51.6 percent, an increase of 2.8 percentage points compared to 48.8 percent for the fourth quarter of fiscal 2003, primarily due to increased volume and favorable product mix. Income from operations was $2.3 million, an increase of 64 percent compared to income from operations of $1.4 million for the fourth quarter of fiscal 2003.

Orders for fiscal 2004 were $57.5 million, an increase of 16 percent from fiscal 2003 orders of $49.6 million. Backlog increased to $10 million from $9 million at the end of fiscal year 2003. Fiscal 2004 revenue increased 18 percent, to $56.6 million compared to $48.1 million for fiscal 2002. The gross margin rate increased 1.4 percentage points in fiscal 2004 to 49.4 percent, compared to 48.0 percent for fiscal 2003. Income from operations for fiscal 2004 increased 78 percent to $7.1 million, compared to $4.0 million for fiscal 2003, due to stronger revenue and a higher margin rate.

Fourth Quarter Conference Call

A conference call will be held on Thursday, November 18, at 9:00 a.m. CST (10:00 a.m. EST). Call +1-773-756-4623; state the Passcode “Fourth Quarter” and conference leader “Chip Emery.” Telephone re-play will be available through 6:00 p.m. CST, December 18, 2004. Call +1-203-369-1330 and state the Passcode “4006.”

MTS News Release

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast image. The call will be archived through 6:00 p.m. CST, January 19, 2005.

About MTS Systems Corporation

MTS Systems Corporation is a global supplier of testing products that help customers accelerate and improve their design, development, and manufacturing processes. MTS products are used for determining the mechanical behavior of materials, products, and structures and include computer-based testing and simulation systems, modeling and testing software, and consulting services. The Company is also a leading manufacturer of industrial position sensors. MTS had 1,615 employees and revenue of $367 million for the fiscal year ended October 2, 2004. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s SEC reports, including Form 10-K for the year ended September 27, 2003 and subsequent quarterly reports on Form 10-Q.

(more)

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Year Ended
	October 2, 2004	September 27, 2003	October 2, 2004	September 27, 2003
Revenue	$102,571	$83,100	$366,969	$340,087
Cost of sales	59,105	51,380	218,611	213,683

Gross profit	43,466	31,720	148,358	126,404

Operating expenses:
Selling	17,800	12,908	61,578	52,210
General and administrative	7,552	6,309	28,411	26,388
Research and development	3,600	3,763	13,196	14,690

Total operating expenses	28,952	22,980	103,185	93,288

Income from operations	14,514	8,740	45,173	33,116

Interest expense	(636)	(817)	(2,784)	(3,621)
Interest income	494	405	1,854	2,169
Other (expense) income, net	(326)	(162)	1,578	633

Income before income taxes and discontinued operations	14,046	8,166	45,821	32,297
Provision for income taxes	5,809	3,043	16,838	11,006

Income before discontinued operations	8,237	5,123	28,983	21,291

Discontinued operations:
Income from discontinued operations, net of tax	—	—	—	199
Loss on sale of discontinued businesses, net of tax	—	—	—	(1,177)

Loss from discontinued operations, net of tax	—	—	—	(978)

Net income	$8,237	$5,123	$28,983	$20,313

Earnings per share:
Basic–
Income before discontinued operations	$0.41	$0.24	$1.40	$1.01
Discontinued operations:
Income from discontinued operations, net of tax	—	—	—	0.01
Loss on sale of discontinued businesses, net of tax	—	—	—	(0.06)

Loss from discontinued operations, net of tax	—	—	—	(0.05)

Earnings per share	$0.41	$0.24	$1.40	$0.96

Weighted average number of common shares outstanding – basic	20,056	21,183	20,666	21,119

Diluted–
Income before discontinued operations	$0.40	$0.24	$1.35	$1.00
Discontinued operations:
Income from discontinued operations, net of tax	—	—	—	0.01
Loss on sale of discontinued businesses, net of tax	—	—	—	(0.06)

Loss from discontinued operations, net of tax	—	—	—	(0.05)

Earnings per share	$0.40	$0.24	$1.35	$0.95

Weighted average number of common shares outstanding – diluted	20,740	21,703	21,464	21,474

MTS News Release

MTS SYSTEMS CORPORATION
Consolidated Balance Sheets
(in thousands, except per share data)

	October 2, 2004	September 27, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$129,303	$74,183
Short-term investments	—	58,560
Accounts receivable, net of allowances for doubtful accounts	66,066	60,491
Unbilled contracts and retainage receivable	35,896	21,939
Inventories	37,736	34,709
Prepaid expense	4,108	3,720
Current deferred tax asset	6,290	9,682
Other current assets	256	1,221

Total current assets	279,655	264,505

Property and Equipment:
Land	2,478	3,247
Buildings and improvements	47,541	47,031
Machinery and equipment	87,265	84,834
Accumulated depreciation	(84,509)	(78,908)

Total property and equipment, net	52,775	56,204

Goodwill	4,447	4,383
Other assets	2,283	2,770
Non-current deferred tax asset	2,475	2,516

Total Assets	$341,635	$330,378

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current Liabilities:
Notes payable	$1,501	$383
Current maturities of long-term debt	6,841	6,839
Accounts payable	15,675	10,483
Accrued payroll-related costs	31,966	25,589
Advance payments from customers	49,918	40,456
Accrued warranty costs	6,147	4,862
Accrued income taxes	2,449	5,571
Current deferred tax liability	8,509	—
Other accrued liabilities	13,887	14,991

Total current liabilities	136,893	109,174

Deferred income taxes	1,382	6,265
Long-term debt, less current maturities	22,376	30,487
Other long-term liabilities	9,188	8,346

Total Liabilities	169,839	154,272

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
19,652 and 20,720 shares issued and outstanding	4,913	5,180
Additional paid-in capital	—	1,534
Retained earnings	155,825	162,076
Accumulated other comprehensive income	11,058	7,316

Total shareholders’ investment	171,796	176,106

Total Liabilities and Shareholders’ Investment	$341,635	$330,378